SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 __________

                                 FORM 8-A/A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                          HANDY & HARMAN
           (Exact Name of Registrant as Specified in Its Charter)


                New York                          13-5129420
 (State of Incorporation or Organization)       (I.R.S. Employer
                                               Identification No.)

 250 Park Avenue, New York, New York                 10177
 (Address of Principal Executive Offices)         (Zip Code)

 If this form relates to the        If this form relates to the
 registration of a class of         registration of a class of
 securities pursuant to Section     securities pursuant to Section
 12(b) of the Exchange Act and      12(g) of the Exchange Act and
 is effective pursuant to           is effective pursuant to
 General Instruction A.(c),         General Instruction A.(d),
 please check the following         please check the following
 box. ( )                           box. ( )



 Title of Each Class                Name of Each Exchange on Which
 to be so Registered                Each Class is to be Registered

 Common Stock Purchase Rights        New York Stock Exchange

 Securities to be registered pursuant to Section 12(g) of the Act:

                                None
                           (Title of Class)

 ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           Reference is hereby made to the (i) Form 8-A of Handy & Harman, a New York corporation (the "Registrant"), filed with the Securities and Exchange Commission (the "Commission") on February 3, 1989, (ii) the Form 8-A/A of the Registrant filed with the Commission on May 21, 1996 and
 (iii) the Form 8-A/A of the Registrant filed with the Commission on October 24, 1996, and such Forms are hereby incorporated by reference herein.

           The Registrant has executed an Amendment, dated as of March 1, 1998 (the "Amendment"), to the Rights Agreement, dated as of January 26, 1989, as amended as of April 25, 1996 and October 22, 1996, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), in order to, among other things, (i) prevent HN Acquisition Corp., a New York corporation (the "Purchaser") and wholly owned subsidiary of WHX Corporation, a Delaware corporation ("WHX"), WHX and their affiliates from becoming an Acquiring Person (as defined in the Rights Agreement); (ii) prevent a Stock Acquisition Date, Triggering Event or Distribution Date (each as defined in the Rights Agreement) from occurring, in each case as a result of (a) the Purchaser's tender offer to purchase all outstanding shares of the Company, at a price of $35.25 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"); (b) the merger of the Purchaser with and into the Company (the "Merger") as provided for in the Agreement and Plan of Merger, dated as of March 1, 1998, by and among WHX, the Purchaser and the Registrant (the "Merger Agreement"); and (c) other transactions contemplated by the Merger Agreement.

           A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

 ITEM 2.   EXHIBITS.

           1. Amendment, dated as of March 1, 1998, to the Rights Agreement, dated as of January 26, 1989, as amended on April 25, 1996 and October 22, 1996, by and between Handy & Harman and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


                                 SIGNATURE


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                               HANDY & HARMAN


                               By: /s/ Paul E. Dixon
                                  _________________________
                                  Paul E. Dixon
                                  Senior Vice President, General
                                  Counsel and Secretary



 Dated: March 6, 1998


                               EXHIBIT INDEX


 EXHIBIT
 NUMBER                    DESCRIPTION                              PAGE


    1 Amendment, dated as of March 1, 1998, to the Rights Agreement, dated as of January 26, 1989, as amended as of April 25, 1996 and October 22, 1996, by and between Handy & Harman and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.